Exhibit 99.1

Global Industries, Ltd.

PRESS RELEASE		For Immediate Release
Contact: Jim Gallagher
072307.12		Tel: 281.529.7979

Global Industries, Ltd. To Sell $325 Million of Senior Convertible Securities
CARLYSS, LOUISIANA (July 23, 2007) — Global Industries, Ltd. [Nasdaq: GLBL] (“Global Industries”) plans to offer $325 million of senior convertible debentures due 2027. The offering will be made by means of a private placement pursuant to Rule 144A under the Securities Act of 1933. Global Industries expects to grant a 30-day option to the initial purchasers to purchase up to an additional $50.0 million aggregate principal amount of debentures.
The debentures are expected to pay interest semiannually and will be convertible into cash and, if applicable, shares of Global Industries common stock, or, at Global Industries’ election, solely into common stock, under certain circumstances based on a conversion rate to be determined.
The debentures are expected to be redeemable by Global Industries for cash at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest on or after August 1, 2014. Holders of the debentures are expected to be able to require Global Industries to repurchase their debentures on August 1, 2017 and August 1, 2022 for cash at 100% of the principal amount to be repurchased plus accrued and unpaid interest, or upon the occurrence of certain types of fundamental changes.
Global Industries intends to use up to $75.0 million of the net proceeds from the issuance of the debentures to repurchase shares of Global Industries common stock, including shares sold short by certain purchases of the debentures in negotiated transactions concurrently with the offering, and the remainder for general corporate purposes, which may include upgrading existing vessels, vessel acquisitions, new vessel construction, including the recently announced construction of a new generation dynamically positioned combination Derrick/Pipelay vessel, the Global 1200, and acquisitions of businesses in its industry and related industries.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The debentures are to be offered or sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The debentures to be offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions.
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